Term sheet No. 1731B
To underlying supplement No. 1 dated October 1, 2012,
product supplement B dated September 28, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated March 26, 2013; Rule 433

Deutsche Bank AG, London Branch
$    Securities Linked to the Lesser Performing of the iShares® MSCI EAFE Index Fund and the EURO Stoxx 50® Index due October 2*, 2014
General
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The securities are designed for investors who seek a return linked to the lesser performing of the iShares® MSCI EAFE Index Fund (the “Fund”) and the EURO Stoxx 50® Index (the “Index,” and together with the Fund, each, an “Underlying”). The securities do not pay coupons or dividends and investors should be willing to lose up to 99.00% of their initial investment if, on any day during the Observation Period, the Closing Level of either Underlying is less than 75.00% of its Initial Level, and, on the Final Valuation Date, the Final Level of the lesser performing Underlying is less than its Initial Level. If the Closing Level of neither Underlying is below 75.00% of its Initial Level on any day during the Observation Period, investors will receive a return on their initial investment of between zero and the Maximum Return, as set forth below. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch due October 2*, 2014.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about March 28*, 2013 (the “Trade Date”) and are expected to settle on or about April 3*, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlyings:		Ticker Symbol	Initial Level†	Threshold Level†
	iShares® MSCI EAFE Index Fund	EFA		75.00% of the Initial Level
	EURO Stoxx 50® Index	SX5E		75.00% of the Initial Level
† The exact Initial Levels and Threshold Levels will be set on the Trade Date.
Issue Price:	100% of the Face Amount
Payment at Maturity:
If a Knock-Out Event does not occur, and the Underlying Return of the Laggard Underlying is zero or positive, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 × the lesser of (i) Underlying Return of Laggard Underlying × Upside Leverage Factor and (ii) Maximum Return)
The maximum Payment at Maturity in this scenario will equal between $1,300.00 and $1,520.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities.
If a Knock-Out Event does not occur, and the Underlying Return of the Laggard Underlying is negative, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 × Absolute Return)
Since the Absolute Return cannot exceed 25.00% under these circumstances, the maximum Payment at Maturity in this scenario will equal $1,250.00 per $1,000 Face Amount of securities.
If a Knock-Out Event occurs, and the Underlying Return of the Laggard Underlying is zero or positive, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 × the lesser of (i) Underlying Return of Laggard Underlying and (ii) Return Cap)
The maximum Payment at Maturity in this scenario will equal between $1,150.00 and $1,260.00 per $1,000 Face Amount of securities.
If a Knock-Out Event occurs, and the Underlying Return of the Laggard Underlying is negative, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + $1,000 × (Underlying Return of Laggard Underlying + 1.00%)
Under these circumstances, you will lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than 1.00%. Accordingly, you could lose up to 99% of your initial investment. Any Payment at Maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

March 26, 2013

Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Observation Period, the Closing Level of either Underlying is less than its Threshold Level.
Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date
Laggard Underlying:
The Underlying with the lower Underlying Return on the relevant calculation date.  If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level
Absolute Return	The absolute value of the Underlying Return of the Laggard Underlying
Threshold Level:	For each Underlying, 75.00% of the applicable Initial Level
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:
For the Fund, the closing pricing of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund.
For the Index, the closing level of the Index on the relevant date of calculation.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Upside Leverage Factor:	200.00%
Return Cap:	15.00% - 26.00% (to be determined on the Trade Date)
Maximum Return:	30.00% - 52.00% (equal to the Upside Leverage Factor multiplied by the Return Cap, which will be determined on the Trade Date)
Trade Date:	March 28*, 2013
Settlement Date:	April 3*, 2013
Final Valuation Date††:	September 29*, 2014
Maturity Date††:	October 2*, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RCG6
ISIN:	US25152RCG65
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
†† Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity, Assuming a Range of Performances for the Laggard Underlying?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances for the Laggard Underlying.  The hypothetical Payments at Maturity set forth below reflect the Upside Leverage Factor of 200.00% and assume a Return Cap of 20.50% (the midpoint of 15.00% and 26.00%), a Maximum Return of 41.00% (the midpoint of 30.00% and 52.00%), an Initial Level of 1,000.00 and a Threshold Level of 750.00 for the Laggard Underlying. The actual Return Cap, Maximum Return, Initial Level and Threshold Level for each Underlying will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the payment on the Maturity Date. The Laggard Underlying may not be the only Underlying that caused the Knock-Out Event.

		A Knock-Out Event Does Occur During the Observation Period		A Knock-Out Event Does Not Occur During the Observation Period
Hypothetical Final Level of the Laggard Underlying	Hypothetical Underlying Return of Laggard Underlying	Hypothetical Return on the Securities at Maturity	Payment at Maturity	Hypothetical Return on the Securities at Maturity	Payment at Maturity
2,000.00	100.00%	20.50%	$1,205.00	41.00%	$1,410.00
1,900.00	90.00%	20.50%	$1,205.00	41.00%	$1,410.00
1,800.00	80.00%	20.50%	$1,205.00	41.00%	$1,410.00
1,700.00	70.00%	20.50%	$1,205.00	41.00%	$1,410.00
1,600.00	60.00%	20.50%	$1,205.00	41.00%	$1,410.00
1,500.00	50.00%	20.50%	$1,205.00	41.00%	$1,410.00
1,400.00	40.00%	20.50%	$1,205.00	41.00%	$1,410.00
1,300.00	30.00%	20.50%	$1,205.00	41.00%	$1,410.00
1,205.00	20.50%	20.50%	$1,205.00	41.00%	$1,410.00
1,200.00	20.00%	20.00%	$1,200.00	40.00%	$1,400.00
1,100.00	10.00%	10.00%	$1,100.00	20.00%	$1,200.00
1,050.00	5.00%	5.00%	$1,050.00	10.00%	$1,100.00
1,000.00	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
950.00	-5.00%	-4.00%	$960.00	5.00%	$1,050.00
900.00	-10.00%	-9.00%	$910.00	10.00%	$1,100.00
800.00	-20.00%	-19.00%	$810.00	20.00%	$1,200.00
750.00	-25.00%	-24.00%	$760.00	25.00%	$1,250.00
700.00	-30.00%	-29.00%	$710.00	N/A	N/A
600.00	-40.00%	-39.00%	$610.00	N/A	N/A
500.00	-50.00%	-49.00%	$510.00	N/A	N/A
400.00	-60.00%	-59.00%	$410.00	N/A	N/A
300.00	-70.00%	-69.00%	$310.00	N/A	N/A
200.00	-80.00%	-79.00%	$210.00	N/A	N/A
100.00	-90.00%	-89.00%	$110.00	N/A	N/A
0.00	-100.00%	-99.00%	$10.00	N/A	N/A

N/A: Not applicable because a Knock-Out Event would have occurred.

Payout Graphs

If a Knock-Out Event Does Not Occur

If a Knock-Out Event Does Occur

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred prior to the Final Valuation Date, the level of the Laggard Underlying increases 20.00% from its Initial Level of 1,000.00 to a Final Level of 1,200.00 and the Final Level of the other Underlying increases 40.00% from its Initial Level. Because the Final Levels of both Underlyings are greater than their respective Threshold Levels, a Knock-Out Event does not occur on the Final Valuation Date. Because a Knock-Out Event has not occurred and the Underlying Return of 20.00% of the Laggard Underlying multiplied by the Upside Leverage Factor is less than the Maximum Return of 41.00%, the investor will receive a Payment at Maturity of $1,400.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000 x 20.00% x 200.00%) = $1,400.00

In this example, even though the Underlying Return of the other Underlying is 40.00%, because the investor’s Payment at Maturity is calculated based on the Underlying Return of the Laggard Underlying of 20.00%, the investor receives $1,400.00 per $1,000 Face Amount of securities, less than the maximum payment of $1,410.00 on the securities.

Example 2: A Knock-Out Event has not occurred prior to the Final Valuation Date, the level of the Laggard Underlying increases 50.00% from its Initial Level of 1,000.00 to a Final Level of 1,500.00 and the Final Level of the other Underlying increases 60.00% from its Initial Level. Because the Final Levels of both Underlyings are greater than their respective Threshold Levels, a Knock-Out Event does not occur on the Final Valuation Date. Because a Knock-Out Event has not occurred and the Underlying Return of 50.00% of the Laggard Underlying multiplied by the Upside Leverage Factor is greater than the Maximum Return of 41.00%, the investor will receive a Payment at Maturity of $1,410.00 per $1,000 Face Amount of securities, the maximum payment on the securities, calculated as follows:

$1,000.00 + ($1,000 x 41.00%) = $1,410.00

Example 3: A Knock-Out Event has not occurred prior to the Final Valuation Date, the level of the Laggard Underlying decreases 10.00% from its Initial Level of 1,000.00 to a Final Level of 900.00 and the Final Level of the other Underlying increases 40.00% from its Initial Level. Because the Final Levels of both Underlyings are greater than their respective Threshold Levels, a Knock-Out Event does not occur on the Final Valuation Date. Because a Knock-Out Event has not occurred and the Underlying Return of the Laggard Underlying is negative, the Payment at Maturity is calculated based on the absolute value of the Underlying Return. The investor will receive a Payment at Maturity of $1,100.00 per $1,000 Face Amount of securities, reflecting the absolute value of the Underlying Return of the Laggard Underlying, calculated as follows:

$1,000.00 + ($1,000 x 10.00%) = $1,100.00

In this example, even though the Underlying Return of the other Underlying is 40.00%, because the investor’s Payment at Maturity in this scenario is calculated based on the absolute value of the Underlying Return of the Laggard Underlying of 10.00%, the investor receives $1,100.00 at maturity, less than the maximum payment of $1,410.00 on the securities.

Example 4: A Knock-Out Event has occurred prior to the Final Valuation Date, the level of the Laggard Underlying increases 50.00% from its Initial Level of 1,000.00 to a Final Level of 1,500.00 and the Final Level of the other Underlying increases 60.00% from its Initial Level. Because a Knock-Out Event has occurred and the Underlying Return of 50.00% of the Laggard Underlying is greater than the Return Cap of 20.50%, the investor will receive a Payment at Maturity of $1,205.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000 x 20.50%) = $1,205.00

Example 5: A Knock-Out Event has occurred prior to the Final Valuation Date, the level of the Laggard Underlying decreases 60.00% from its Initial Level of 1,000.00 to a Final Level of 400.00 and the Final Level of the other Underlying increases 40.00% from its Initial Level. Because a Knock-Out Event has occurred and the Underlying Return of the Laggard Underlying is negative, the investor’s return on investment per $1,000 Face Amount of securities will be equal to the Underlying Return of the Laggard Underlying plus 1.00%. As a result, the investor will receive a Payment at Maturity of $410.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + [$1,000 x (-60.00% + 1.00%)] = $410.00

In this example, even though the Underlying Return of the other Underlying is 40.00%, because the investor’s Payment at Maturity in this scenario is calculated based on the Underlying Return of the Laggard Underlying of -60.00%, the investor will still lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than 1.00%, resulting in a loss of 59.00%.

Example 6: A Knock-Out Event has occurred prior to the Final Valuation Date, and the level of the Laggard Underlying decreases 60.00% from its Initial Level of 1,000.00 to a Final Level of 400.00 and the Final Level of the other Underlying decreases 30% from its Initial Level. Because a Knock-Out Event has occurred and the Underlying Return of the Laggard Underlying is negative, the investor’s return on investment per $1,000 Face Amount of securities will be equal to the Underlying Return of the Laggard Underlying plus 1.00%. As a result, the investor will receive a Payment at Maturity of $410.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + [$1,000 x (-60.00% + 1.00%)] = $410.00

In this example, even though the Underlying Return of the other Underlying is -30.00%, because the investor’s Payment at Maturity in this scenario is calculated based on the Underlying Return of the Laggard Underlying of -60.00%, the investor will still lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than 1.00%, resulting in a loss of 59.00%.

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS FIXED AND LIMITED — Your appreciation potential will be limited to the Maximum Return of between 30.00% and 52.00% (to be determined on the Trade Date), resulting in a maximum Payment at Maturity of between $1,300.00 and $1,520.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities. The actual Maximum Return will be determined on the Trade Date. You will be able to receive the Maximum Return only if a Knock-Out Event does not occur and both Underlyings appreciate at least 15.00% - 26.00% (to be determined on the Trade Date). Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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POTENTIAL TO RECEIVE THE ABSOLUTE RETURN — If, on all days during the Observation Period, the Closing Level of neither Underlying is less than its Threshold Level, a Knock-Out Event does not occur. If a Knock-Out Event does not occur, even if the Final Level of the Laggard Underlying is less than its Initial Level, resulting in a negative Underlying Return, you will receive a positive return on your investment of up to 25.00%. However, if the Closing Level of either Underlying is less than its Threshold Level on any day during the Observation Period, a Knock-Out Event will have occurred. If a Knock-Out Event occurs and the Final Level of the Laggard Underlying is less than its Initial Level, you will lose 1.00% of the Face Amount for every 1.00% the Final Level of the Laggard Underlying is less than the Initial Level by an amount greater than 1.00%, and you may lose up to 99.00% of your initial investment. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE LESSER PERFORMING OF TWO UNDERLYINGS — The securities are linked to the lesser performing of the iShares® MSCI EAFE Index Fund and the EURO Stoxx 50® Index, and the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund (the “Fund”) is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the Fund. The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “tracked index”). The Fund trades on the NYSE under the ticker symbol “EFA UP.” It is possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the tracked index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Fund, the fees and expenses of the Fund or due to other circumstances. This section is only a summary of the iShares® MSCI EAFE Index Fund. For more information on the iShares® MSCI EAFE Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds – iShares® MSCI EAFE Index Fund” in the accompanying underlying supplement No. 1 dated October 1, 2012.  For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

EURO Stoxx 50® Index

The EURO Stoxx 50® Index (the “Index”) is linked to the performance of the EURO STOXX 50® Index. The EURO STOXX 50® Index is composed of the stocks of 50 major companies in the Eurozone. These companies include market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Dow Jones EURO STOXX 50® Index. This is just a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity) and (ii) subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing the securities could be treated as entering into “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the securities, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings or in any of the components of the Underlyings. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee the return of more than 1% of your investment. The return on the securities at maturity is linked to the lesser performing of the two Underlyings. If the Closing Level of either Underlying is less than its Threshold Level on any day during the Observation Period, a Knock-Out Event will have occurred. If a Knock-Out Event occurs and the Final Level of the Laggard Underlying is less than its Initial Level, you will lose 1.00% of the Face Amount for every 1.00% the Final Level of the Laggard Underlying is less than the Initial Level by an amount greater than 1.00%. Accordingly, you could lose up to 99.00% of your initial investment. Any payment at maturity is subject to our ability to meet our obligations as they become due.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM RETURN IF A KNOCK-OUT EVENT DOES NOT OCCUR, AND TO THE RETURN CAP IF A KNOCK-OUT EVENT OCCURS — If a Knock-Out Event does not occur and the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus the product of $1,000 and the lesser of (i) the Underlying Return of the Laggard Underlying multiplied by the Upside Leverage Factor and (ii) the Maximum Return of between 30.00% and 52.00% (to be determined on the Trade Date), regardless of the appreciation in either Underlying above the Maximum Return, which may be significant. Accordingly, the maximum Payment at Maturity will be between $1,300.00 and $1,520.00 (to be determined on the Trade Date) for every $1,000 Face Amount of securities. You will receive a return reflecting the Maximum Return only if the Closing Level of neither Underlying is less than its Threshold Level on any day during the Observation Period, and the Underlying Returns of both Underlyings are greater than or equal to the Return Cap. If a Knock-Out Event does not occur and the Final Level of the Laggard Underlying is less than its Initial Level, resulting in a negative Underlying Return, you will receive a positive return on your investment at maturity equal to $1,000 plus the product of $1,000 and the absolute value of the Underlying Return of the Laggard Underlying. Because the absolute value of the Underlying Return of the Laggard Underlying is limited to 25.00% under such circumstances, the maximum Payment at Maturity will be $1,250.00 for every $1,000 Face Amount of securities. If a Knock-Out Event occurs, even if the Final Level of both Underlyings are greater than their respective Initial Levels, your return on the securities will be limited by the Return Cap of between 15.00% and 26.00% (to be determined on the Trade Date), regardless of the appreciation in either Underlying above the Return Cap, which may be significant. If a Knock-Out Event occurs, you will be entitled to receive a return reflecting the Return Cap only if the Final Levels of both Underlyings are greater than or equal to the Return Cap.

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YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING — Irrespective of whether a Knock-Out Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the securities, if any, and Payment at Maturity are not linked to a basket consisting of the Underlyings. Rather, the Payment at Maturity will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by either of the Underlyings over the term of the securities will negatively affect your Payment at Maturity and will not be offset or mitigated by a positive performance by the other Underlying.

•	THE SECURITIES DO NOT PAY COUPONS — Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks of the Index or holders of shares of the Fund would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior, unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you might not receive the payment due on the Maturity Date owed to you under the terms of the securities.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in this term sheet to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The price of the shares of the Fund may fluctuate in accordance with changes in its NAV and supply and demand on the applicable stock exchanges. In addition, the price of the shares of the Fund may differ from its NAV per share the Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the tracked index. The stocks included in the tracked index are selected by MSCI Inc. (“MSCI”). The tracked index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the tracked index, which could change the value of the tracked index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the stocks held by the Fund, which could cause the price of the Fund shares to decline.

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THE FUND AND THE TRACKED INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the tracked index because the Fund will reflect transaction costs and fees that are not included in the calculation of the tracked index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the tracked index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the tracked index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the tracked index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the stocks held by the Fund or underlying the tracked index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the stocks held by the Fund or underlying the tracked index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the stocks held by the Fund or underlying the tracked index or any of the issuers of the stocks held by the Fund or underlying the tracked index. You, as an investor in the securities, should make your own investigation into the stocks held by the Fund or underlying the tracked index and the issuers of the stocks held by the Fund or underlying the tracked index. Neither the Fund nor any of the issuers of the stocks held by the Fund or underlying the tracked index is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the issuers of the stocks held by the Fund or underlying the tracked index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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DUE TO THE FUND, THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Fund invests in stocks denominated in foreign currencies, but the Fund’s NAV is determined on the basis of the U.S. dollar, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

• existing and expected rates of inflation;

• existing and expected interest rate levels;

• political, civil or military unrest;

• the balance of payments between countries; and

• the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Fund will be adversely affected and the value of the securities may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Fund could affect the value of the securities.

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THE INDEX WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATIVE TO THE U.S. DOLLAR — The Index is composed of stocks denominated in foreign currencies. However, the value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

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WE ARE ONE OF THE COMPANIES THAT MAKE UP THE INDEX — We are one of the companies that make up the Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities underlying the Index, or your securities. None of the other companies represented in the Index will be involved in the offering of the securities in any way. Neither they nor we will have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

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THE SECURITIES ARE SUBJECT TO NON-U.S. SECURITIES MARKETS RISK — Because both the Fund and Index include component securities that are issued by non-U.S. companies in non-U.S. securities markets, the securities are subject to non-U.S. securities markets risk. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the Index and some of the component securities held by the Fund are stocks issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

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PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical levels of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

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IF THE LEVELS OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlyings.  Changes in the market levels of the Underlyings may not result in a comparable change in the value of your securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agents’ commission, if any, and the estimated cost of hedging our obligations under the securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.   As a result, the price, if any, at which we will be willing to purchase the securities from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market-makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities. If, at any time, Deutsche Bank AG or its affiliates do not act as market-makers, it is likely that there would be little or no secondary market for the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels and prices, as applicable, of the Underlyings on any day will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether a Knock-Out Event has occurred;

•	the expected volatility of the Underlyings;

•	the time remaining to maturity of the securities;

•	the market price of and dividend rate on the component securities included in the Underlyings;

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally and in the markets of the component securities of the Underlyings;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally;

•	the composition of the Underlyings and any changes to their component securities;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. We, as calculation agent for the securities, will determine, among other things, whether a Knock-Out Event has occurred, the Final Level, the Underlying Return and the amount that Deutsche Bank AG will pay you at maturity. The calculation agent also will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. In the event of any such market disruption event, we may postpone the determination of, or use an alternate method to calculate, the Closing Levels of the Underlyings, including the Initial Level and Final Level. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not adversely affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities. The determination of a market disruption event or a Knock-Out Event by the calculation agent could adversely affect the amount of payment you receive at maturity.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing the securities could be treated as entering into “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the securities.

As described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI EAFE Index Fund and the EURO Stoxx 50® Index based on the daily closing prices or closing levels, as applicable, from March 22, 2008 through March 22, 2013. The closing price of the iShares® MSCI EAFE Index Fund on March 22, 2013 was $58.62. The closing level of the EURO Stoxx 50® Index on March 22, 2013 was 2,649.28.  We obtained the historical closing prices and closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices and levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Levels of the Underlyings during the Observation Period. We cannot give you assurance that the performance of the Underlyings will result in the return of more than 1.00% of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities.  See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.